Exhibit 99.1

ROYALTY PHARMA TO HIGHLIGHT ACCOMPLISHMENTS AND PROVIDE BUSINESS UPDATE AT 43rd ANNUAL J.P. MORGAN HEALTHCARE CONFERENCE

•	2024 Portfolio Receipts expected to be approximately $2,800 million, at the upper end of guidance range

•	Exciting development-stage pipeline with potential for peak royalties of >$1.2 billion; multiple key upcoming events, including Phase 3 results for pelacarsen

•	Royalty Pharma to benefit from new product launches in 2025, including Servier’s Voranigo, Bristol Myers Squibb’s Cobenfy, Ascendis’ Yorvipath, Syndax and Incyte’s Niktimvo and Geron’s Rytelo

NEW YORK, NY, January 10, 2025 - Royalty Pharma plc (Nasdaq: RPRX) today provided an update on its business performance, including recent key accomplishments, and the full year 2024 outlook for Portfolio Receipts. Pablo Legorreta, Royalty Pharma’s founder and Chief Executive Officer, will discuss these updates on January 14, 2025 as part of a webcast presentation to be held at 6:45 p.m. Eastern Time / 3:45 p.m. Pacific Time at the 43rd Annual J.P. Morgan Healthcare Conference.

“Royalty Pharma delivered another year of strong performance in 2024,” said Pablo Legorreta. “We expect to achieve Portfolio Receipts of approximately $2.8 billion, based on continued double-digit growth in Royalty Receipts. We deployed approximately $2.8 billion of capital in royalty transactions, including another record year for synthetic royalty deals. We strengthened our development-stage pipeline, which now has the potential to add over $1 billion in new royalties from innovative therapies across a diverse range of therapeutic categories. We have also today announced transformative steps to enhance shareholder value through the acquisition of our external manager and a substantial increase of our commitment to share repurchases. I remain highly confident that Royalty Pharma is well positioned to deliver attractive, compounding growth over the foreseeable future.”

Strong 2024 Financial Performance

Based on preliminary unaudited fourth quarter 2024 results, Royalty Pharma now expects to deliver Portfolio Receipts for full year 2024 of approximately $2,800 million, which is at the upper end of its previous guidance range of $2,750 million to $2,800 million. This represents anticipated underlying growth of approximately 13% year-over-year in Royalty Receipts, our recurring cash inflows, and reflects the strong performance of Royalty Pharma’s diversified royalty portfolio. Adjusted EBITDA (non-GAAP) for full year 2024 is expected to be approximately $2,560 million to $2,570 million and Portfolio Cash Flow (non-GAAP) is anticipated to be approximately $2,450 million to $2,455 million. Net cash provided by operating activities is projected to be approximately $2,760 million to $2,770 million for full year 2024.

Royalty Pharma’s preliminary unaudited fourth quarter 2024 results provided in this press release are subject to change in connection with the completion of the company’s final adjustments and other developments that may arise during the preparation and audit of its financial statements. Royalty Pharma’s management will host a conference call to discuss Royalty Pharma’s fourth quarter and full year 2024 results in February 2025.

Capital Deployment Added Further Innovative Therapies, Enhancing Prospects

Since 2020, Royalty Pharma has announced transactions of approximately $15.5 billion, including approximately $2.8 billion in 2024. Important additions to Royalty Pharma’s portfolio in the past year include royalties on Voranigo, the recently FDA-approved novel therapy for certain forms of brain cancer, as well as the potentially practice-changing, development-stage compound frexalimab for multiple sclerosis. Royalty Pharma again recorded a record year for synthetic royalties with announced transactions of $925 million, including Rytelo for myelodysplastic syndromes, Niktimvo for chronic graft-versus-host-disease and Yorvipath for hypoparathyroidism.

In 2025, Royalty Pharma will benefit from several new product launches, including Voranigo, Yorvipath, Niktimvo, Rytelo and Cobenfy for schizophrenia.

Development-Stage Pipeline Provides Exciting New Royalty Opportunities

Royalty Pharma’s pipeline of potential royalties on over 40 projects achieved important milestones in 2024, including the FDA approvals of Cobenfy for schizophrenia, Tremfya for ulcerative colitis and Voranigo for brain cancer. Based on sell-side analysts’ consensus sales forecasts and marketer guidance, the potential therapies in Royalty Pharma’s late-stage pipeline have the combined potential to achieve un-risk adjusted peak sales in excess of $21 billion per year, which could translate to a potential of $1.2 billion annually in new royalties to Royalty Pharma. These include aficamten for obstructive hypertrophic cardiomyopathy, which has a U.S. Prescription Drug User Fee Act target action date of September 26, 2025, and pelacarsen, which targets elevated Lp(a) in cardiovascular disease and for which topline results are expected in 2025.

Webcast of J.P. Morgan Healthcare Conference

Royalty Pharma will present at the 43rd Annual J.P. Morgan Healthcare Conference at 6:45 p.m. ET / 3:45 p.m. PT on January 14, 2025. The webcast will be accessible from Royalty Pharma’s “Events” page at https://www.royaltypharma.com/investors/news-and-events/events. The webcast will also be archived for a minimum of thirty days.

About Royalty Pharma plc

Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly – directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, GSK’s Trelegy, Roche’s Evrysdi, Johnson & Johnson’s Tremfya, Biogen’s Tysabri and Spinraza, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, Novartis’ Promacta, Pfizer’s Nurtec ODT and Gilead’s Trodelvy, and 14 development-stage product candidates.

Forward-Looking Statements

The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.

This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities, market growth and plans for capital deployment. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source.

For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission (SEC). You may get these documents by visiting EDGAR on the SEC website at www.sec.gov.

Portfolio Receipts

Portfolio Receipts is a key performance metric that represents our ability to generate cash from our portfolio investments, the primary source of capital that we can deploy to make new portfolio investments. Portfolio Receipts is defined as the sum of Royalty Receipts and Milestones and other contractual receipts. Royalty Receipts includes variable payments based on sales of products, net of contractual payments to the legacy non-controlling interests, that are attributed to Royalty Pharma.

Milestones and other contractual receipts include sales-based or regulatory milestone payments and other fixed contractual receipts, net of contractual payments to legacy non-controlling interests, that are attributed to Royalty Pharma. Portfolio Receipts does not include proceeds from equity securities or proceeds from purchases and sales of marketable securities, neither of which are central to our fundamental business strategy.

Portfolio Receipts is calculated as the sum of the following line items from our GAAP statements of cash flows: Cash collections from financial royalty assets, Cash collections from intangible royalty assets, Other royalty cash collections, Proceeds from available for sale debt securities and Distributions from equity method investees less Distributions to legacy non-controlling interests—Portfolio Receipts, which represent contractual distributions of Royalty Receipts, milestones and other contractual receipts to RPSFT and the Legacy Investors Partnerships. Distributions to RPSFT substantially ended in December 2023 when we acquired the remaining interest in RPCT held by RPSFT.

Use of Non-GAAP Measures

Adjusted EBITDA and Portfolio Cash Flow are non-GAAP liquidity measures that exclude the impact of certain items and therefore have not been calculated in accordance with GAAP.

Management believes that Adjusted EBITDA and Portfolio Cash Flow are important non-GAAP measures used to analyze liquidity because they are key components of certain material covenants contained within Royalty Pharma’s credit agreement. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted EBITDA and Portfolio Cash Flow may not be the same as similar measures used by other companies or analysts. These non-GAAP liquidity measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP.

The definitions of Adjusted EBITDA and Portfolio Cash Flow used by Royalty Pharma are the same as the definitions in the credit agreement. Noncompliance with the interest coverage ratio, leverage ratio and Portfolio Cash Flow ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA and Portfolio Cash Flow are critical to the assessment of Royalty Pharma’s liquidity.

Adjusted EBITDA and Portfolio Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Management uses Adjusted EBITDA and Portfolio Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, debt repayments, dividends and other discretionary investments. Further, these non-GAAP liquidity measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities.

The company has provided reconciliations of these non-GAAP liquidity measures to the most directly comparable GAAP financial measure, being net cash provided by operating activities in Table 1.

Royalty Pharma Investor Relations and Communications

+1 (212) 883-6772

ir@royaltypharma.com

Table 1 - GAAP to Non-GAAP Reconciliation (unaudited)

($ in millions)	Full year 2024
Net cash provided by operating activities (GAAP)	$2,760 -2,770
Adjustments:
Proceeds from available for sale debt securities(2)	19 - 21
Distributions from equity method investees(2)	23 – 25
Interest paid, net(2)	110 – 115
Development-stage funding payments - ongoing	1 – 3
Distributions to legacy non-controlling interests - Portfolio Receipts(2)	(353 – 364)
Adjusted EBITDA(1) (non-GAAP)	$2,560 – 2,570
Interest paid, net(2)	(110 – 115)
Portfolio Cash Flow(1) (non-GAAP)	$2,450 – 2,455

Note:

(1)

Adjusted EBITDA is defined under the credit agreement as Portfolio Receipts minus payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the GAAP statements of cash flows. Portfolio Cash Flow is defined under the credit agreement as Adjusted EBITDA minus interest paid or received, net.

(2)	The table below shows the line item for each adjustment and the direct location for such line item on the GAAP statements of cash flows.

Reconciling Adjustment	Steatments of Cash Flows Clasification
Interest paid, net	Operating activities (Interest paid less Interest received)
Distributions from equity method investees	Investing activities
Proceeds from available for sale debt securities	Investing activities
Distributions to legacy non-controlling interests - Portfolio Receipts	Financing activities